Exhibit 3.2

CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CONSTELLATION PUMPS CORPORATION

Pursuant to Section 242 of the Delaware General Corporation Law (“DGCL”), Constellation Pumps Corporation (hereinafter the “Corporation”), organized and existing under and by virtue of the DGCL does hereby certify as follows:

FIRST: The Amended and Restated Certificate of Incorporation is amended by striking Article First in its entirety and inserting the following new Article FIRST in its place:

“FIRST: The name of this corporation is Colfax Corporation.”

SECOND: Pursuant to Sections 141(f) and 242 of the DGCL, the Board of Directors of the Corporation has duly adopted resolutions setting forth the above referenced amendment and declaring its advisability, by written consent dated May 22, 2003. The stockholders of the Corporation have duly approved the proposed amendment by written consent dated May 30, 2003 in accordance with Sections 228 and 242 of the DGCL.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be affixed hereto and this Certificate of Amendment to be signed by the undersigned, a duly authorized officer of the Corporation, on this 30th day of May, 2003.

CONSTELLATION PUMPS CORPORATION

By:	/s/ Douglas Barnett
Douglas Barnett
Senior Vice President, Chief Financial
Officer and Treasurer